Exhibit 99.1

INVESTOR CONTACT: Avelina Kauffman Websense, Inc. (858) 320-9364 akauffman@websense.com	MEDIA CONTACT Patricia Hogan Websense, Inc. (858) 320-9393 phogan@websense.com

NEWS RELEASE

Websense Reports Fourth Quarter and Fiscal Year 2012 Results

•	Record fourth quarter billings of $122.0 million, up five percent year-over-year

•	Fourth quarter TRITON billings of $83.7 million, up 23 percent year-over-year

•	Announces strategic partnership with F5 Networks to offer Websense leading content security technology

SAN DIEGO—January 29, 2013—Websense, Inc. (NASDAQ: WBSN) today announced financial results for the fourth quarter and fiscal year 2012 consistent with preliminary results for billings, non-GAAP revenue, non-GAAP earnings per diluted share, and cash flow from operations released on January 13, 2013.

“Our record fourth quarter billings demonstrate the success of our strategic initiatives and the Websense® TRITON™ platform,” said John McCormack, Websense CEO. “The strength in the quarter was driven by a 23 percent year-over-year increase in TRITON solution billings and double-digit year-over-year growth in new customer sales. These results confirm the traction we have established in the content security market as we evolve our web, email, mobile and data security solutions. Looking to the future, we are focused on continued growth, consistent execution, and extension of the TRITON platform ecosystem through strategic partnerships.”

Fourth Quarter 2012 GAAP Financial Highlights

•	Revenues of $91.7 million, compared with $92.7 million in the fourth quarter of 2011.

•	Software and services revenues of $82.3 million, consistent with the fourth quarter of 2011.

•
Appliance revenues of $9.4 million, which consisted of approximately $8.2 million in current-period appliance sales and approximately $1.2 million of deferred appliance revenue primarily from pre-2011 appliance sales, compared with $10.4 million of appliance revenues in the fourth quarter of 2011, which consisted of approximately $8.3 million in current-period appliance sales and $2.1 million of deferred appliance revenue primarily from pre-2011 appliance sales.

•
Operating income of $5.6 million, compared with $13.4 million in the fourth quarter of 2011, as we incurred increased operating expenses primarily due to increased sales commissions and selling expenses resulting from our billings growth and our investments to expand our sales force, as well as litigation expenses associated with the company's successful defense of a patent lawsuit.

•	Provision for income taxes of $1.4 million, compared with $2.2 million in the fourth quarter of 2011.

•	Net income of $3.8 million, or 10 cents per diluted share, compared with net income of $10.4 million, or 27 cents per diluted share, in the fourth quarter of 2011.

•	Weighted average diluted shares outstanding of 36.8 million, compared with 38.9 million in the fourth quarter of 2011.

•	Cash flow from operations of $11.1 million, compared with $5.6 million in the third quarter of 2012 and $21.9 million in the fourth quarter 2011.

•	Quarter-end accounts receivable of $89.1 million, compared with $54.4 million at the end of the third quarter of 2012 and $80.1 million at the end of the fourth quarter of 2011.

•	Days billings outstanding of 66 days, compared with 60 days at the end of the third quarter of 2012 and 62 days at the end of the fourth quarter of 2011.

•
Deferred revenue of $401.1 million, an increase of $8.1 million compared with deferred revenue of $393.0 million at the end of the fourth quarter of 2011. Deferred revenue at the end of the fourth quarter of 2012 included $5.0 million from extended warranties and pre-2011 appliance sales, a decrease of $4.7 million from the year ago period. Deferred revenue from pre-2011 appliance sales will continue to decrease quarterly as it is depleted by ratable recognition over the original subscription periods.

Fourth Quarter 2012 Non-GAAP1 Financial Highlights

•
Billings of $122.0 million, an increase of five percent compared with the fourth quarter of 2011. Changes in currency exchange rates, compared with exchange rates prevailing in the fourth quarter of 2011, did not materially impact fourth quarter 2012 billings performance.

•	TRITON solution billings of $83.7 million, an increase of 23 percent compared with the fourth quarter of 2011.

•
Non-GAAP operating income of $13.0 million, compared with non-GAAP operating income of $21.7 million in the fourth quarter of 2011. Non-GAAP operating margin in the fourth quarter of 2012, calculated as a percentage of revenues, was 14.2 percent, compared with 23.4 percent in the fourth quarter of 2011. We incurred increased operating expenses primarily due to increased sales commissions and selling expenses resulting from our billings growth and investments to expand our sales force, as well as litigation expenses associated with the company's successful defense of a patent lawsuit.

•
Billings-based operating margin of 36.0 percent, compared with billings-based operating margin of 39.6 percent in the fourth quarter of 2011. Billings-based operating margin is calculated like revenue-based non-GAAP operating margin, but is computed using billings as the top-line measure and excludes deferred appliance costs to match current period sales activities with current period costs.

•
A non-GAAP tax provision of $2.4 million, based on an effective tax rate of 19 percent, compared with a non-GAAP tax provision of $3.9 million based on an effective tax rate of 18.5 percent, in the fourth quarter of 2011.

•	Non-GAAP net income of $10.3 million, or 28 cents per diluted share, compared with $17.1 million, or 44 cents per diluted share, in the fourth quarter of 2011.

Fiscal Year 2012 GAAP Financial Highlights

•	Revenues of $361.5 million, compared with $364.2 million in 2011.

•	Software and services revenues of $328.3 million, compared with $325.4 million in 2011.

•
Appliance revenues of $33.2 million, which consisted of approximately $27.3 million in current-period appliance sales and approximately $5.9 million of deferred appliance revenue primarily from pre-2011 appliance sales, compared with $38.8 million of appliance revenues in 2011, which consisted of approximately $27.4 million in current-period appliance sales and $11.4 million of deferred appliance revenue primarily from pre-2011 appliance sales.

•	Operating income of $41.5 million, compared with $44.4 million in 2011.

•
Provision for income taxes of $20.7 million, representing an effective tax rate of 53 percent, compared with a tax provision of $13.0 million and an effective tax rate of 29.6 percent in 2011. The 2012 effective tax rate was impacted by a one-time tax provision recorded in the first quarter of 2012 relating to the company's settlement with the U.S. Internal Revenue Service of certain audit adjustments for tax years 2005 through 2007.

•	Net income of $18.3 million, or 49 cents per diluted share, compared with $31.0 million, or 76 cents per diluted share, in 2011.

•	Weighted average diluted shares outstanding of 37.5 million, compared with 40.7 million in 2011.

•
Cash flow from operations of $48.9 million, compared with $79.2 million in 2011. Cash flow from operations includes one-time tax payments of $14.7 million in the third quarter of 2012 relating to the company's settlement with the U.S. Internal Revenue Service described above.

Fiscal Year 2012 Non-GAAP1 Financial Highlights

•
Billings of $369.5 million, an increase of 2 percent compared with $362.9 million in 2011. Changes in currency exchange rates, compared with exchange rates prevailing in 2011, negatively impacted 2012 billings by approximately $4.7 million.

•	TRITON solution billings of $232.9 million, an increase of 21 percent compared with the 2011.

•
Non-GAAP operating income of $69.9 million, compared with non-GAAP operating income of $78.6 million in 2011. Non-GAAP operating margin in 2012, calculated as a percentage of revenues, was 19.3 percent, compared with 21.6 percent in 2011.

•	Billings-based operating margin of 21.8 percent, compared with billings-based operating margin of 22.7 percent in 2011.

•
A non-GAAP tax provision of $12.8 million, based on a long-term effective tax rate of 19 percent, compared with a non-GAAP tax provision of $14.5 million, based on an effective tax rate of 18.5 percent, in 2011.

•	Non-GAAP net income of $54.8 million, or $1.46 per diluted share, compared with $63.9 million, or $1.57 per diluted share, in 2011.

Summary Metrics

Millions, except percentages, number of transactions, duration, and days billings outstanding	Q4'12	Q4'11	Y/Y Chg	2012	2011	Y/Y Chg
Total billings	$122.0	$116.0	5%	$369.5	$362.9	2%
U.S. billings	$54.4	$51.9	5%	$174.0	$173.3	0%
International billings	$67.6	$64.1	5%	$195.5	$189.6	3%
TRITON solution billings[2]	$83.7	$68.3	23%	$232.9	$192.6	21%
Appliance billings	$8.6	$8.6	0%	$28.5	$28.6	0%
Number of transactions > $100K	243	205	19%	648	563	15%
Average contract duration (months)	25.8	24.2	7%	—
Days billings outstanding (DSOs)	66	62	+4 days	—
Cash and cash equivalents	$64.6	$76.2	-15%	—
Balance on revolving credit facility	$68.0	$73.0	-7%	—
Share repurchases ($)	$5.0	$25.0	-80%	$47.9	$100.0	-52%

1.
A detailed description of the company's non-GAAP financial measures appears under "Non-GAAP Financial Measures" and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables "Reconciliation of GAAP to Non-GAAP Financial Measures."

2.
TRITON solutions include the TRITON family of security gateways for web, email, mobile, and data security (including related appliances and technical support subscriptions), Websense Data Security Suite and cloud-based security solutions. Non-TRITON solutions include web filtering products, including Websense Web Filtering, Websense Web Security Suite and related appliances, plus SurfControl email security products.

Outlook for the First Quarter and Fiscal Year 2013
Websense provides guidance on anticipated financial performance for the first quarter and the year based on an assessment of the current business environment, historical seasonal business trends, and prevailing exchange rates between the U.S. dollar and other major currencies. Annual guidance is updated each quarter with the release of quarterly results. In providing guidance, the company emphasizes that all forward-looking statements are based on current expectations, including average contract duration between 24 and 26 months and prevailing currency exchange rates of $1.32 for the Euro and $1.62 for the Pound Sterling. The company disclaims any obligation to update the statements as circumstances change.

Millions, except percentages and per share amounts	Q1'13 Outlook	2013 Outlook
Total billings	$82 – 86	$374 – 394
Appliance billings (% of total billings)	7 – 8%	7 – 8%
Revenues	$84 – 87	$351 – 361
Non-GAAP gross profit margin	Approximately 83%	Approximately 83%
Non-GAAP operating margin	8 – 11%	11 – 13%
Billings-based non-GAAP operating margin	8 – 11%	17 – 20%
Non-GAAP earnings per diluted share	$0.15 – 0.19	$0.78 – 0.93
Non-GAAP effective tax rate	19%	19%
Average diluted shares outstanding	Approximately 37	Approximately 37
Cash flow from operations	$27 – 30	$66 – 76
Capital expenditures	Approximately $4	$15 – 17

Management further indicates:

•	Expected stock repurchases of approximately $5 million per quarter in 2013.

•	Non-cash items related to the recognition of revenue and costs associated with pre-2011 appliance billings:

◦
Remaining deferred revenue of $2.7 million from pre-2011 appliance billings (as of December 31, 2012) that will continue to be recognized ratably according to the original subscription periods, including $0.8 million to be recognized in the first quarter of 2013 (compared with $1.7 million in the first quarter of 2012).

◦
Remaining deferred costs of $1.4 million from pre-2011 appliance billings (as of December 31, 2012) that will continue to be recognized ratably according to the original subscription periods, including $0.4 million to be recognized in the first quarter of 2013 (compared with $0.8 million in the first quarter of 2012).

◦
On January 1, 2011, Websense adopted Accounting Standards Update (ASU) 2009-13 (Multiple Deliverable Revenue Arrangements) and ASU 2009-14 (Certain Revenue Arrangements that Include Software Elements), which requires the immediate recognition of appliance revenues upon sale. Prior to January 1, 2011, the company recognized revenue and costs from appliance sales ratably according to the original related software subscription terms. The schedules below summarize the actual and expected recognition of remaining deferred appliance revenues and costs by quarter for 2012 and 2013:

2012 Summary of Amounts Related to pre-2011 Appliance Sales

		2012 Recognition Schedule (actual)
Millions	Deferred balances as of 12/31/11 (actual)	Q1'12	Q2'12	Q3'12	Q4'12	2012	Remaining deferred balances as of 12/31/12 (actual)
Revenue	$8.6	$1.7	$1.6	$1.4	$1.2	$5.9	$2.7
Costs	$4.0	$0.8	$0.7	$0.6	$0.5	$2.6	$1.4

2013 Summary of Amounts Related to pre-2011 Appliance Sales

		2013 Recognition Schedule
Millions	Deferred balances as of 12/31/12 (actual)	Q1'13 (expected)	Q2'13 (expected)	Q3'13 (expected)	Q4'13 (expected)	2013 (expected)	Remaining deferred balances as of 12/31/13 (expected)
Revenue	$2.7	$0.8	$0.6	$0.5	$0.3	$2.2	$0.5
Costs	$1.4	$0.4	$0.3	$0.2	$0.1	$1.0	$0.4

Strategic Partnership with F5 Networks
During the fourth quarter of 2012, Websense entered into an agreement with F5 Networks (NASDAQ: FFIV), the global leader in Application Delivery Networking (ADN). The companies have agreed to integrate their technologies to deliver bi-directional context-based security leveraging user, device, and location, as well as application, data, and destination information. Further details will be announced at the RSA Security Conference starting on February 25.

Conference Call Details
Management will host a conference call and simultaneous webcast to discuss the financial results and outlook today, January 29, at 2 p.m. Pacific Standard Time. To participate in the conference call, investors should dial (866) 757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the internet at www.websense.com/investors. An archive of the webcast will be available on the company's website through March 31, 2013, and a recorded replay of the call will be available for one week at 855-859-2056 or 404-537-3406, pass code 83989045.

Non-GAAP Financial Measures
This news release provides financial measures for non-GAAP gross profit, operating expenses, operating margin, income from operations, provision for income taxes, net income, and diluted earnings per share that are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding performance that enhances management's and investors' ability to evaluate the company's operating results, trends, and prospects and to compare current operating results with historical operating results. Reconciliations of the GAAP and non-GAAP financial measures for 2012, 2011 and the fourth quarters of both years are provided at the end of this news release.

This news release also includes financial measures for various categories of billings, billings operating margin and other billings-related measures that are numerical measures that cannot be calculated in accordance with GAAP. Billings-based non-GAAP operating margin is calculated like revenue-based non-GAAP operating margin, but uses billings as the top-line measure and excludes deferred appliance costs to match current period sales activities with current period costs. Websense provides these measurements in reporting financial performance because these measurements provide a consistent basis for understanding the company's sales activities in the current period. The company believes that these measurements are useful to investors because the GAAP measurements of revenues and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll forward of deferred revenue (which includes billings and revenues) for the fourth quarter of 2012 is set forth at the end of this news release.

About Websense, Inc.
Websense, Inc. (NASDAQ: WBSN), a global leader in unified web security, email security, mobile security, and data loss prevention (DLP), delivers the best content security for modern threats at the lowest total cost of ownership to tens of thousands of enterprise, mid-market and small organizations around the world. Distributed through a global network of channel partners and delivered as appliance-based software or SaaS-based cloud services, Websense TRITON content security solutions help organizations leverage social media and cloud-based communication, while protecting from advanced persistent threats and modern malware, preventing the loss of confidential information, and enforcing internet use and security policies. Websense is headquartered in San Diego, California with offices around the world. For more information, visit www.websense.com.

Follow Websense on Twitter: www.twitter.com/websense
Join the discussion on Facebook: www.facebook.com/websense

# # #
This news release contains forward-looking statements that involve risks, uncertainties, assumptions, and other factors which, if they do not materialize or prove correct, could cause Websense's results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including financial estimates; the statements of John McCormack; statements about our expected success of our strategic initiatives and selling products; statements regarding market share gains and trends; statements about the effectiveness of our products; billings, revenues, and growth trends; statements regarding expected repurchases of our common stock; and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” and similar words. The potential risks and uncertainties that contribute to the uncertain nature of these statements include, among others, risks associated with customer acceptance of the company's products and services, product performance, launching new product offerings, products and fee structures in a changing market, the success of Websense's brand development efforts, the volatile and competitive nature of the internet and security industries, changes in domestic and international market conditions, fluctuations in currency exchange rates and impacts of macro-economic conditions on our customers, ongoing compliance with the covenants in the company's credit facility, changes in accounting interpretations, and the other risks and uncertainties described in Websense's public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

The following financial information should be read in conjunction with the audited financial statements and notes thereto, included in Websense Inc.'s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the interim financial statements and notes thereto included in Websense's Quarterly Reports on Form 10-Q. Certain reclassifications have been made for consistent presentation.

Websense, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues:	(Unaudited)	(Unaudited)	(Unaudited)
Software and service	$82,284	$82,316	$328,276	$325,373
Appliance	9,419	10,417	33,188	38,810
Total revenues	91,703	92,733	361,464	364,183
Cost of revenues:
Software and service	11,642	10,570	45,560	41,563
Appliance	3,717	4,395	13,646	18,056
Total cost of revenues	15,359	14,965	59,206	59,619
Gross profit	76,344	77,768	302,258	304,564
Operating expenses:
Selling and marketing	43,028	39,754	155,254	161,039
Research and development	16,560	14,691	63,305	58,247
General and administrative	11,201	9,941	42,161	40,863
Total operating expenses	70,789	64,386	260,720	260,149
Income from operations	5,555	13,382	41,538	44,415
Interest expense	(643)	(468)	(2,586)	(1,635)
Other income (expense), net	313	(291)	92	1,239
Income before income taxes	5,225	12,623	39,044	44,019
Provision for income taxes	1,417	2,248	20,695	13,025
Net income	$3,808	$10,375	$18,349	$30,994

Basic net income per share	$0.10	$0.27	$0.50	$0.78
Diluted net income per share	$0.10	$0.27	$0.49	$0.76
Weighted average shares — basic	36,602	38,555	36,908	39,711
Weighted average shares — diluted	36,848	38,894	37,526	40,739

Financial Data:
Total deferred revenue	$401,057	$393,034	$401,057	$393,034

Websense, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$64,584	$76,201
Accounts receivable, net	89,071	80,147
Income tax receivable / prepaid income tax	3,989	738
Current portion of deferred income taxes	28,933	30,021
Other current assets	13,249	13,793
Total current assets	199,826	200,900
Cash and cash equivalents – restricted	662	628
Property and equipment, net	18,901	16,832
Intangible assets, net	17,940	26,412
Goodwill	372,445	372,445
Deferred income taxes, less current portion	7,335	8,599
Deposits and other assets	7,352	8,622
Total assets	$624,461	$634,438
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,941	$9,026
Accrued compensation and related benefits	24,981	22,770
Other accrued expenses	12,413	16,534
Current portion of income taxes payable	694	3,187
Current portion of deferred tax liability	42	86
Current portion of deferred revenue	243,945	250,597
Total current liabilities	290,016	302,200
Other long term liabilities	2,044	2,600
Income taxes payable, less current portion	10,514	11,955
Secured loan	68,000	73,000
Deferred tax liability, less current portion	2,026	2,501
Deferred revenue, less current portion	157,112	142,437
Total liabilities	529,712	534,693
Stockholders’ equity:
Common stock	580	568
Additional paid-in capital	443,100	415,573
Treasury stock, at cost	(436,426)	(385,544)
Retained earnings	90,596	72,247
Accumulated other comprehensive loss	(3,101)	(3,099)
Total stockholders’ equity	94,749	99,745
Total liabilities and stockholders’ equity	$624,461	$634,438

Websense, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2012	2011
Operating activities:	(Unaudited)
Net income	$18,349	$30,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,351	26,286
Share-based compensation	20,110	18,976
Deferred income taxes	2,036	5,423
Unrealized loss (gain) on foreign exchange	279	(137)
Excess tax benefit from share-based compensation	(555)	(2,596)
Changes in operating assets and liabilities:
Accounts receivable	(7,836)	957
Other assets	835	2,251
Accounts payable	(2,135)	1,667
Accrued compensation and related benefits	1,877	449
Other liabilities	(3,635)	(4,161)
Deferred revenue	8,021	(1,246)
Income taxes payable and receivable/prepaid	(8,765)	328
Net cash provided by operating activities	48,932	79,191
Investing activities:
Change in restricted cash and cash equivalents	(21)	31
Purchase of property and equipment	(12,546)	(9,117)
Purchase of intangible assets	—	(765)
Net cash used in investing activities	(12,567)	(9,851)
Financing activities:
Proceeds from secured loan	—	87,000
Principal payments on secured loan	(5,000)	(81,000)
Principal payments on capital lease obligation	(587)	(569)
Cash paid for deferred financing fees under secured loan	(35)	(35)
Proceeds from exercise of stock options	2,464	16,719
Proceeds from issuance of common stock for stock purchase plan	6,752	6,614
Excess tax benefit from share-based compensation	555	2,596
Tax payments related to restricted stock unit issuances	(2,967)	(2,979)
Purchase of treasury stock	(49,109)	(98,712)
Net cash used in financing activities	(47,927)	(70,366)
Effect of exchange rate changes on cash and cash equivalents	(55)	(163)
Decrease in cash and cash equivalents	(11,617)	(1,189)
Cash and cash equivalents at beginning of period	76,201	77,390
Cash and cash equivalents at end of period	$64,584	$76,201
Cash paid during the period for:
Income taxes including interest and penalties, net of refunds	$28,279	$8,597
Interest	$2,332	$1,421
Non-cash financing activities:
Change in operating assets and liabilities for unsettled purchase of treasury stock and exercise of stock options	$(1,018)	$1,097

Websense, Inc.
Rollforward of Deferred Revenue
(Unaudited and in thousands)

Deferred revenue balance at September 30, 2012	$370,739
Net billings during fourth quarter 2012	122,021
Less revenue recognized during fourth quarter 2012	(91,703)
Translation adjustment	—
Deferred revenue balance at December 31, 2012	$401,057

Websense, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
GAAP gross profit	$76,344	$77,768	$302,258	$304,564
Amortization of acquired technology (2)	538	646	2,155	2,583
Share-based compensation (1)	341	267	1,224	1,097
Gross profit adjustment	879	913	3,379	3,680
Non-GAAP gross profit	$77,223	$78,681	$305,637	$308,244

GAAP operating expenses	$70,789	$64,386	$260,720	$260,149
Amortization of other intangible assets (2)	(1,512)	(3,160)	(6,047)	(12,640)
Share-based compensation (1)	(5,094)	(4,275)	(18,886)	(17,878)
Operating expense adjustment	(6,606)	(7,435)	(24,933)	(30,518)
Non-GAAP operating expenses	$64,183	$56,951	$235,787	$229,631

GAAP income from operations	$5,555	$13,382	$41,538	$44,415
Gross profit adjustment	879	913	3,379	3,680
Operating expense adjustment	6,606	7,435	24,933	30,518
Non-GAAP income from operations	$13,040	$21,730	$69,850	$78,613

GAAP provision for income taxes	$1,417	$2,248	$20,695	$13,025
Provision for income taxes adjustment (3, 5)	1,009	1,642	(7,852)	1,489
Non-GAAP provision for income taxes	$2,426	$3,890	$12,843	$14,514

GAAP net income	$3,808	$10,375	$18,349	$30,994
Gross profit adjustment	879	913	3,379	3,680
Operating expense adjustment	6,606	7,435	24,933	30,518
Amortization of deferred financing fees (4)	60	59	238	238
Provision for income tax adjustment	(1,009)	(1,642)	7,852	(1,489)
Non-GAAP net income	$10,344	$17,140	$54,751	$63,941

GAAP net income per diluted share	$0.10	$0.27	$0.49	$0.76
Non-GAAP adjustments as described above per share, net of tax (1-5)	0.18	0.17	0.97	0.81
Non-GAAP net income per diluted share	$0.28	$0.44	$1.46	$1.57

(1) Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(2) Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(3) Non-GAAP effective tax rate. The company's annual non-GAAP effective tax rate is calculated by dividing the company's estimated annual non-GAAP tax expense by its estimated annual non-GAAP taxable income. The company's estimated non-GAAP taxable income is determined by adjusting its estimated GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determines its annual estimated non-GAAP tax expense by adding together the estimated non-GAAP tax expense for each country based on each country's applicable tax rate. The company determines its interim non-GAAP effective tax expense in accordance with the general principles of ASC 740, Accounting for Income Taxes. In 2012, the company's non-GAAP effective tax rate is based on the company's anticipated long term annual non-GAAP tax expense divided by the company's long term annual non-GAAP taxable income on a country by country basis.

(4) Amortization of deferred financing fees. This is a non-cash charge that is disregarded by the company's management when evaluating our ongoing performance and/or predicting our earnings trends, and is excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.

(5) Tax-related adjustments from other discrete items. This amount represents the non-recurring tax effect from the transfer of customer relationship intangible assets and the related deferred tax liabilities from a higher tax rate jurisdiction to a lower tax rate jurisdiction. The tax benefit is reflected in the first quarter of 2011 upon the completion of our global distribution restructuring and is not expected to recur.

Websense, Inc.
Non-GAAP Billings Operating Margin Reconciliation
(Unaudited and in thousands, except percentages)

	Three Months Ended December 31,				Years Ended December 31,
	2012		2011		2012		2011
Billings:
Software and service	$113,373	92.9%	$107,390	92.6%	$341,004	92.3%	$334,286	92.1%
Appliance	8,648	7.1%	8,622	7.4%	28,487	7.7%	28,603	7.9%
Total billings	122,021	100.0%	116,012	100.0%	369,491	100.0%	362,889	100.0%

Non-GAAP cost of billings:
Software and service	10,763	9.5%	9,656	9.0%	42,181	12.4%	37,883	11.3%
Appliance (1)	3,208	37.1%	3,440	39.9%	11,050	38.8%	12,952	45.3%
Total non-GAAP cost of billings	13,971	11.4%	13,096	11.3%	53,231	14.4%	50,835	14.0%

Non-GAAP gross margin:
Software and service	102,610	90.5%	97,734	91.0%	298,823	87.6%	296,403	88.7%
Appliance	5,440	62.9%	5,182	60.1%	17,437	61.2%	15,651	54.7%
Total non-GAAP gross margin	108,050	88.6%	102,916	88.7%	316,260	85.6%	312,054	86.0%

Non-GAAP operating expenses:
Selling and marketing	39,436	32.3%	35,011	30.2%	141,806	38.4%	142,506	39.3%
Research and development	15,320	12.6%	13,752	11.8%	58,526	15.8%	54,420	15.0%
General and administrative	9,427	7.7%	8,188	7.1%	35,455	9.6%	32,704	9.0%
Total non-GAAP operating expenses	64,183	52.6%	56,951	49.1%	235,787	63.8%	229,630	63.3%

Non-GAAP billings operating margin	$43,867	36.0%	$45,965	39.6%	$80,473	21.8%	$82,424	22.7%

(1) Excluding deferred appliance expenses associated with pre-2011 appliance sales.

The non-GAAP financial measures included in the tables above and in the tables on the preceding page are non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP provision for income taxes, non-GAAP net income and non-GAAP net income per diluted share, billings, non-GAAP cost of billings, non-GAAP gross margin and non-GAAP billings operating margin which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets, deferred expenses and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the company's operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the company's operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the company's performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.